Exhibit 99

Contact:		FOR IMMEDIATE RELEASE

Brookdale Senior Living Inc.
Francie Nagy, New York	1-212-515-4625;
Or Ross Roadman, Nashville	1-615-376-2412

Brookdale Announces Fourth Quarter and Full Year 2006 Results

Declares First Quarter 2007 Dividend

Fourth Quarter 2006 Highlights

•	Revenue for the fourth quarter increased to $432.3 million, Facility Operating Income increased to $148.7 million and Adjusted EBITDA increased to $66.5 million.

•	Average occupancy for the quarter was 91.0% and average revenue per month per unit increased to $3,402 per month.

•

Cash From Facility Operations for the quarter was $33.7 million, or $0.33 per outstanding common share.  Fourth quarter Cash From Facility Operations includes integration and acquisition-related costs of $6.5 million, or approximately $0.06 per outstanding common share.

•

For the twelve months ended December 31, 2006, same store revenue growth of 6.6% and Facility Operating Income growth of 11% over the same period in 2005, including the effect of the historical results of American Retirement’s facilities for both periods.

•

Net loss of $(37.4) million, or $(.37) per diluted common share, including non-cash expenses of $96.9 million for depreciation and amortization, non-cash compensation expense and straight-line lease expense, net of deferred gain amortization.

Subsequent Events to Fourth Quarter 2006

•

Entered into an agreement to purchase two retirement centers with 675 units/beds, which are currently leased by us, for $101 million.  The transaction is expected to close in April 2007.  Also, purchased a joint venture partners’ 62% interest in a 114 unit/bed assisted living facility located in Michigan in January 2007 for $3.9 million.

•	Obtained $130 million of first mortgage financing in connection with the November 2006 acquisition of facilities previously leased or owned with a joint venture partner.

•	Declared a dividend of $0.45 per share of common stock for the quarter ended March 31, 2007.

Chicago, IL.  March 13, 2007 – Brookdale Senior Living Inc. (NYSE: BKD) today reported financial results for the fourth quarter of 2006.  Net loss for the quarter and twelve months ended December 31, 2006 was $(37.4) million and $(108.1) million, respectively, or $(.37) and $(1.34) per diluted common share. The losses include non-cash items for depreciation and amortization, non-cash compensation expense and straight-line rent expense, net of deferred gain amortization, which totaled $96.9 million and $240.2 million, respectively.

Bill Doniger, Brookdale’s Vice Chairman said, “Brookdale had an exceptional year with strong growth coming from both the existing business as well as through acquisitions.  We have realized double digit growth in same-store Facility Operating Income over the last year and have invested over $1.6 billion of equity accretively since our November 2005 IPO, including the acquisition of American Retirement in July 2006.  The continued success of our strategy is reflected in the 80% increase in our dividend since the fourth quarter of 2005, and we believe that Brookdale is well positioned to realize substantial growth in our dividend over the next few years through the combination of strong organic growth, new products like ancillary services, a facility expansion and development program, and the continued accretive deployment of capital through acquisitions.’’

As a dividend-paying company, Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash compensation expense and straight-line rent expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities.

For the fourth quarter and the twelve months ended December 31, 2006, Adjusted EBITDA was $66.5 million and $200.6 million, respectively.  Facility Operating Income for the fourth quarter and twelve months ended December 31, 2006 was $148.7 million and $476.3 million, respectively.

For the fourth quarter and the twelve months ended December 31, 2006, Cash From Facility Operations was $33.7 million and $90.9 million, respectively, or $0.33 and $0.90 per common share outstanding at December 31, 2006.

Fourth quarter Adjusted EBITDA and Cash From Facility Operations included integration and acquisition-related expenses of $6.5 million.  The majority of those expenses were expenses related to systems integration, implementing procedures for Sarbanes-Oxley compliance and acquisition integration costs.

Same store revenues grew 6.6% for the twelve months ended December 31, 2006 over the same period in 2005 and Facility Operating Income grew 11.0% when compared to 2005, including the effect of the historical results of the American Retirement facilities.

Bill Sheriff, Co-CEO of Brookdale commented, “The roll-out of our ancillary services program to the pre-merger Brookdale facilities is going well. We have completed the roll-out to approximately 4,000 units/beds in 39 locations and expect to add another 8,000 units/beds this year. The pre-merger American Retirement facilities continue to show strong results from the ancillary services business, producing $158 of monthly Facility Operating Income per occupied unit for the fourth quarter of 2006.  On the entrance fee side of our business, we had a strong fourth quarter with $11.7 million of net entrance fee cash flow.  Fourth quarter entrance-fee results underscore our optimism about this element of our business, which is subject to occasional variability in quarterly entrance fee cash flow as we saw in the third quarter of 2006.”

Acquisitions

In November 2006, Brookdale closed on the acquisition of 30 communities with 1,476 units for $148.6 million.  These properties were leased and operated by Brookdale and owned by Nationwide Health Properties, Inc. (“NHP”).  In addition, the Company purchased an independent and assisted living community in Tampa, Florida with 163 units, which the Company managed, for approximately $22 million in November 2006.

During January 2007, Brookdale purchased a venture partners’ interest in a 114 unit assisted living community located in Flint, Michigan.  Brookdale also entered into an agreement to purchase two retirement communities with 675 units/beds, which are currently leased by the company for $101 million.  This transaction is expected to close in April 2007.

During 2006, Brookdale purchased, or committed to purchase, $3.3 billion in senior housing assets, including the acquisition of American Retirement Corporation.  These acquisitions represent 206 facilities with approximately 25,000 units/beds.  Brookdale has invested approximately $1.6 billion of equity during 2006.  Since the IPO in November 2005, the Company has purchased or committed to purchase approximately $3.6 billion of assets, representing $1.6 billion of equity investment in 222 facilities and 27,500 units/beds.

Development

The Company has currently identified 60 facilities in its portfolio at which it plans to add over 2,000 units over the next three years, as well as a new development of a CCRC with over 250 units.  The total project costs for this initial expansion and development program are expected to be approximately $500 million on a mix of leased and owned properties.

Mark J. Schulte, Brookdale’s Co-CEO, commented, “The facilities we are targeting are high occupancy facilities in core Brookdale markets where the addition of new units will either add a new level of care to an existing product type or will allow us to take advantage of the existing strong demand in these local communities for our services.  We expect to generate a mid-teens unlevered return on total cost for these expansions when they are stabilized. We are very excited about this new initiative and believe that these expansions are the next big growth opportunity for Brookdale.”

Dividend

For the quarter ending March 31, 2007, the Brookdale Board of Directors has declared a quarterly cash dividend on its common stock of $0.45 per share.  The $0.45 per share dividend is payable on April 13, 2007 to holders of record of Brookdale’s common stock on March 30, 2007.

Business Strategy

Brookdale’s business strategy is to focus on increasing its earnings and dividends to shareholders by growing Adjusted EBITDA and Cash From Facility Operations primarily through:

•	Internal growth in its existing portfolio of facilities through occupancy improvements, increases in annual rental rates, and operational savings due to economies of scale;

•	Growth in its therapy and home health ancillary services business;

•	Development activities, including the expansion of existing facilities; and

•	Accretive acquisitions of senior housing facilities and operators in a highly fragmented industry.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Tuesday, March 13, 2007 to review the financial results for the three and twelve months ended December 31, 2006.  The conference call is scheduled for 11:00 AM EDT.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (877) 704-5386 (from within the U.S.) or (913) 312-1302 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing “Brookdale Senior Living Fourth Quarter Earnings.”

A webcast of the conference call will be available to the public on a listen-only basis at http://www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available on the Company’s website for three months following the call.

A replay will also be available until 11:59 PM EDT on March 20, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.).  Please reference access code “843-5976.” A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, dementia-care facilities and continuing care retirement centers, with over 540 facilities in 35 states and the ability to serve over 51,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our ability to close the previously announced acquisition of two retirement centers; our ability to pay and grow dividends and earnings, Adjusted EBITDA and Cash From Facility Operations; our ability to generate growth organically through occupancy improvements and increases in annual rental rates, achieve operating efficiencies, expand our offering of ancillary services, expand existing facilities and develop new facilities, and deploy capital accretively in acquisitions; and the expected project costs for our expansion and development program and the expected return on such transactions.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, our limited operating history on a combined basis, our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments, the effect of our indebtedness and long-term operating leases on our liquidity, the risk of loss of property pursuant to our mortgage debt and long-term lease obligations, our ability to effectively manage our growth, our ability to integrate acquisitions, our ability to maintain consistent quality control, unforeseen costs associated with the acquisition of new facilities, competition for the acquisition of assets, our ability to obtain additional capital on terms acceptable to us, events which adversely affect the ability of seniors to afford our monthly resident fees, changes in governmental reimbursement programs, our vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, terminations of our resident agreements and vacancies in the living spaces we lease, early termination or non-renewal of our management agreements, increased competition for skilled personnel, departure of our key officers, increases in market interest rates, environmental contamination at any of our facilities, failure to comply with existing environmental laws, an adverse determination or resolution in recent complaints filed against us, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in Brookdale’s SEC reports, including its Annual Report on Form 10-K filed with the SEC on March 31, 2006.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated and Combined Statements of Operations
(in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005(1)(2)

Revenue
Resident fees	$429,801	$211,860	$1,304,296	$786,715
Management fees	2,459	1,187	5,617	3,862

Total revenue	432,260	213,047	1,309,913	790,577

Expenses
Facility operating (excluding depreciation and amortization of $69,692, $17,644, $179,850 and $12,408, respectively)	276,383	127,105	819,801	493,887
General and administrative (including non-cash stock compensation expense of $13,987, $11,534, $26,612 and $22,680, respectively)	44,439	27,690	117,897	81,696
Facility lease expense	72,799	48,487	228,779	189,339
Depreciation and amortization	74,000	19,009	188,129	47,048

Total operating expenses	467,621	222,291	1,354,606	811,970

Loss from operations	(35,361)	(9,244)	(44,693)	(21,393)
Interest income	3,101	1,588	6,810	3,788
Interest expense:
Debt	(29,173)	(12,809)	(97,694)	(46,248)
Amortization of deferred financing costs	(1,882)	(13)	(5,061)	(2,835)
Change in fair value of derivatives	1,384	(88)	(38)	3,992
Gain (loss) on extinguishment of debt	1,222	(3,543)	(1,526)	(3,996)
Equity in loss of unconsolidated venture	(1,419)	(197)	(3,705)	(838)

Loss before income taxes	(62,128)	(24,306)	(145,907)	(67,530)
Benefit for income taxes	25,004	(150)	38,491	97

Loss before minority interest	(37,124)	(24,456)	(107,416)	(67,433)
Minority interest	(233)	—	(671)	16,575

Loss before discontinued operations	(37,357)	(24,456)	(108,087)	(50,858)
Discontinued operations	—	—	—	(128)

Net loss	$(37,357)	$(24,456)	$(108,087)	$(50,986)

Basic and diluted loss per share	$(0.37)	$(0.41)	$(1.34)

Weighted average shares used in computing basic and diluted loss per share	101,205	59,710	80,842

Dividends declared per share at the end of the period	$0.45	$0.25	$1.55	$0.50

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the predecessor entities.

(2)

We excluded the loss per share for the full year ended December 31, 2005.  We believe this calculation is not meaningful to investors due to the different ownership and legal structures (e.g., corporation and limited liability companies) of the various entities prior to the formation transactions on September 30, 2005.

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2006	December 31, 2005

Cash and cash equivalents	$68,034	$77,682
Cash and investments — restricted	61,116	37,314
Other current assets	141,082	30,881

Total current assets	270,232	145,877

Property, plant and equipment and leasehold intangibles, net	3,658,788	1,408,732
Other long term assets	813,435	143,202

Total assets	$4,742,455	$1,697,811

Current liabilities	$508,905	$171,443
Long-term debt, less current portion	1,688,974	754,169
Other long term liabilities	775,963	141,760

Total liabilities	2,973,842	1,067,372

Minority interests	4,601	36

Stockholders’ equity	1,764,012	630,403

Total liabilities and stockholders’ equity	$4,742,455	$1,697,811

Condensed Consolidated and Combined Statements of Cash Flow
(in thousands)

	Twelve Months Ended December 31,

	2006	2005 (1)

Cash Flows from Operating Activities
Net loss	$(108,087)	$(50,986)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	1,526	3,996
Depreciation and amortization	193,190	49,883
Minority interest	671	(16,575)
Loss on sale of assets	123	—
Equity in loss of unconsolidated ventures	3,705	838
Distributions from joint ventures	336	—
Loss on discontinued operations	—	128
Amortization of deferred gain	(4,345)	(7,938)
Amortization of entrance fees	(8,149)	(33)
Proceeds from deferred entrance fee revenue	12,796	1,186
Deferred income taxes provision (benefit)	(39,267)	(97)
Change in deferred lease liability	24,699	23,752
Change in fair value of derivatives	38	(3,992)
Compensation expenses related to restricted stock grants	26,612	22,680
Changes in operating assets and liabilities:
Accounts receivable, net	(23,022)	(2,561)
Prepaid expenses and other assets, net	6,598	(3,122)
Accounts payable and accrued expenses and other	(4,156)	(2,082)
Tenant refundable fees and security deposits	2,644	1,823

Net cash provided by operating activities	85,912	16,900

Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	9,144	745
Decrease (increase) in cash and investments — restricted	35,555	(1,537)
Net proceeds from sale of property, plant and equipment	—	15,446
Additions to property, plant and equipment, and leasehold intangibles net	(68,313)	(23,842)
Acquisition of assets, net of related payables and cash received	(1,968,391)	(571,215)
Issuance of notes receivable, net	(9,850)	—
Investment in joint venture	(2,071)	—
Distributions received from investments	1,240	—

Net cash used in investing activities	(2,002,686)	(580,403)

Cash Flows from Financing Activities
Proceeds from debt	743,190	522,756
Repayment of debt	(230,177)	(260,017)
Proceeds from line of credit	378,500	—
Repayment of line of credit	(215,000)	—
Payment of dividends	(104,183)	(34,355)
Payment of financing costs, net of related payables	(22,404)	(3,425)
Refundable entrance fees:
Proceeds from refundable entrance fees	14,760	4,043
Refunds of entrance fees	(9,188)	(2,735)
Payment of swap termination	—	(14,065)
Proceeds from issuance of common stock, net	1,354,063	151,769
Costs incurred related to follow-on equity offering	(2,435)	(6,434)
Capital contributions from controlling shareholder	—	196,790

Net cash provided by financing activities	1,907,126	554,327

Net decrease in cash and cash equivalents	(9,648)	(9,176)
Cash and cash equivalents at beginning of year	77,682	86,858

Cash and cash equivalents at end of year	$68,034	$77,682

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company’s operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating income (loss) items, depreciation and amortization, straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•

It provides an assessment of controllable expenses and affords management the ability to make decisions that facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and twelve months ended December 31, 2006 and 2005 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006(1)	2005(1)	2006(1)	2005(1)(2)

Net loss	$(37,357)	$(24,456)	$(108,087)	$(50,986)
Loss on discontinued operations	—	—	—	128
Minority interest	233	—	671	(16,575)
Benefit for income taxes	(25,004)	150	(38,491)	(97)
Equity in loss of unconsolidated ventures	1,419	197	3,705	838
Loss on extinguishment of debt	(1,222)	3,543	1,526	3,996
Interest Expense:
Debt	22,439	10,485	74,133	37,049
Capitalized lease obligation	6,734	2,324	23,561	9,199
Amortization of deferred financing costs	1,882	13	5,061	2,835
Change in fair value of derivatives	(1,384)	88	38	(3,992)
Interest income	(3,101)	(1,588)	(6,810)	(3,788)

Loss from operations	(35,361)	(9,244)	(44,693)	(21,393)
Depreciation and amortization	74,000	19,009	188,129	47,048
Straight-line lease expense	8,077	5,895	24,699	23,752
Amortization of deferred gain	(1,086)	(1,152)	(4,345)	(7,938)
Amortization of entrance fees	(4,751)	(15)	(8,149)	(33)
Non-cash compensation expense	13,987	11,534	26,612	22,680
Entrance fee receipts	16,327	1,999	27,556	5,229
Entrance fee disbursements	(4,648)	(1,065)	(9,188)	(2,735)

Adjusted EBITDA	$66,545	$26,961	$200,621	$66,610

(1)

Includes integration and acquisition-related costs of $6.5 million and $3.4 million for the three months ended December 31, 2006 and 2005, respectively, and $16.8 million and $12.5 million for the twelve months ended December 31, 2006 and 2005, respectively.

(2)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

Cash From Facility Operations

Cash From Facility Operations is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Cash From Facility Operations as cash flows provided by (used in) operations adjusted for changes in operating assets and liabilities, refundable entrance fees received, entrance fee refunds disbursed, other and recurring capital expenditures. Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from Cash From Facility Operations. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items, facility purchases and/or major renovations that are funded using financing proceeds and/or proceeds from the sale of facilities.

We believe Cash From Facility Operations is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:

	(i)	service our outstanding indebtedness;
	(ii)	pay dividends; and
	(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles Cash From Facility Operations from net cash provided by operating activities for the three and twelve months ended December 31, 2006 and 2005 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006(1)	2005(1)	2006(1)	2005(1) (2)

Net cash provided by operating activities	$32,235	$9,093	$85,912	$16,900
Changes in operating assets and liabilities	5,556	6,199	17,936	5,942
Refundable entrance fees received	7,860	1,513	14,760	4,043
Entrance fee refunds disbursed	(4,648)	(1,065)	(9,188)	(2,735)
Reimbursement of operating expenses	1,150	—	5,000	—
Recurring capital expenditures, net	(8,500)	(4,868)	(23,518)	(17,508)

Cash From Facility Operations	$33,653	$10,872	$90,902	$6,642

(1)

Includes integration and acquisition-related costs of $6.5 million and $3.4 million for the three months ended December 31, 2006 and 2005, respectively, and $16.8 million and $12.5 million for the twelve months ended December 31, 2006 and 2005, respectively.

(2)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating income (loss) items, depreciation and amortization, facility lease expense, general and administrative expense, including compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;

•	It provides an assessment of our revenue generation and expense management; and

•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and twelve months ended December 31, 2006 and 2005 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005(1)	2006	2005(1)

Net loss	$(37,357)	$(24,456)	$(108,087)	$(50,986)
Loss on discontinued operations	—	—	—	128
Minority interest	233	—	671	(16,575)
Benefit for income taxes	(25,004)	150	(38,491)	(97)
Equity in loss of unconsolidated ventures	1,419	197	3,705	838
Loss on extinguishment of debt	(1,222)	3,543	1,526	3,996
Interest expense:
Debt	22,439	10,485	74,133	37,049
Capitalized lease obligation	6,734	2,324	23,561	9,199
Amortization of deferred financing costs	1,882	13	5,061	2,835
Change in fair value of derivatives	(1,384)	88	38	(3,992)
Interest income	(3,101)	(1,588)	(6,810)	(3,788)

Loss from operations	(35,361)	(9,244)	(44,693)	(21,393)
Depreciation and amortization	74,000	19,009	188,129	47,048
Facility lease expense	72,799	48,487	228,779	189,339
General and administrative (including non-cash stock compensation expense)	44,439	27,690	117,897	81,696
Amortization of entrance fees(2)	(4,751)	(15)	(8,149)	(33)
Management fees	(2,459)	(1,187)	(5,617)	(3,862)

Facility Operating Income	$148,667	$84,740	$476,346	$292,795

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

(2)

Entrance fee sales, net of refunds paid, provided $11.7 million and $0.9 million of cash for the three months ended December 31, 2006 and 2005, respectively and $18.4 million and $2.5 million of cash for the three periods ended December 31, 2006 and 2005, respectively.

Our facility breakdown at December 31, 2006, was as follows:

	Number of Facilities	Number of Units/Beds	Percentage of Q4 2006 Revenue

Ownership Type
Owned	161	16,562	37.0%
Leased	361	30,161	62.4%
Managed	24	4,548	0.6%

Total	546	51,271	100.0%

Operating Type
Independent Living	66	11,986	23.8%
Assisted Living	408	20,974	42.8%
Retirement Centers/CCRC	48	13,763	32.8%
Managed	24	4,548	0.6%

Total	546	51,271	100.0%

Our quarterly financial data for the three months ended December 31, 2006 and September 30, 2006 was as follows (in thousands, except occupancy, margin and average rate):

	For the Three Months Ended		Increase (Decrease)	Percentage

	December 31, 2006	September 30, 2006

Average Occupancy	91.0%	91.1%	(0.1)%	(0.1)%
Average rate ($)	$3,402	$3,319	$83	2.5%
Resident Fees(1)	$425,050	$382,364	$42,686	11.2%
Facility Operating Expenses	276,383	245,192	31,191	12.7%

Facility Operating Income	$148,667	$137,172	$11,495	8.4%

Facility Operating Income Margin	35.0%	35.9%

(1)	Excluding amortization of entrance fees of $4,751 and $3,253, respectively.

 Our capital expenditures for the three and twelve months ended December 31, 2006 and 2005 were as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Type
Recurring	$9,181	$5,539	$26,272	$19,521
Reimbursements	(681)	(671)	(2,754)	(2,013)

Net recurring	8,500	4,868	23,518	17,508
Other/Corporate(1)	—	1,992	4,579	2,115
EBITDA enhancing(2)	10,836	1,208	19,905	2,206
Development	9,002	—	17,557	—

Gross Total Capital Expenditures	$28,338	$8,068	$65,559	$21,829

(1)	Corporate primarily includes capital expenditures for information technology systems and equipment.

(2)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.